                                                                     Exhibit 3.1



                               STATUTS COORDONNES



                          Carrier 1 International S.A.

                                 Societe anonyme

                            Siege social: Luxembourg

                            R.C. Luxembourg B 65.864



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constituee suivant acte dresse par le notaire Gerard LECUIT, de residence a

Hesperange, en date du 13 aout 1998, publie au Memorial Recueil Special C numero

783 du 28 octobre 1998,



les statuts de la societe ont ete modifies:



- suivant acte dresse par ledit notaire Gerard LECUIT, en date du 24 decembre

1998,



- suivant acte dresse par ledit notaire Gerard LECUIT, en date du 15 janvier

1999,



- suivant actes dresses par ledit notaire Gerard LECUIT, en date du 10 fevrier

1999,



- suivant acte dresse par ledit notaire Gerard LECUIT, en date du 17 fevrier

1999,

          TITLE I.- DENOMINATION, REGISTERED OFFICE, OBJECT, DURATION,



      ARTICLE 1



      There is established hereby a societe anonyme under the name of CARRIER 1

INTERNATIONAL S.A.



      ARTICLE 2



      The registered office of the corporation is established in Strassen.



      The registered office may be transferred to any other place in the municipality by a decision of the board of directors.



      If extraordinary political or economic events occur or are imminent, which might interfere with the normal activities of the registered office, or with easy communication between the registered office and abroad, the registered office shall be declared to have been transferred abroad provisionalty, until the complete cessation of such extraordinary events. Such provisional transfer,

shall have no effect on the nationality of the corporation. Such declaration of the transfer of the registered office shall be made and brought to the attention of third parties by the organ of the corporation which is best situated for this purpose under such circumstances.



      ARTICLE 3



      The corporation is established for an unlimited period.



      ARTICLE 4



      The corporation may take any action permitted by the laws of Luxembourg for commercial companies and in particular, may carry out all transactions pertaining directly or indirectly to the acquiring of participating interests in any enterprises, in whatever form, having activities directly or indirectly related to the field of telecommunications, and the administration, management, control, and development of those participating interests.



      In particular, the corporation may use its funds for the establishment,

management, development and disposal of a portfolio consisting of any securities and patents of whatever origin, having a direct or indirect relationship to the field of telecommunications and participate in the creation, development and control of any enterprise, the acquisition, by way of investment, subscription,

underwriting or option, of securities and patents, the realisation thereof by way of sale, transfer, exchange or otherwise, the development of such securities and patents, and the granting to other companies or enterprises of any support,

loans, advances or guarantees.



      The corporation may also carry out any commercial, industrial, or financial operations, any transactions in respect of real estate or moveable property, which the corporation may deem useful to the accomplishment of its purposes. This shall include without limitation the ability to issue warrants,

bonds and notes and other financial instruments, and to borrow funds from financial institutions and other third parties.



                           TITLE II.- CAPITAL, SHARES



      ARTICLE 5



      The subscribed capital of the corporation is fixed at SIXTY MILLION UNITED

STATES DOLLARS (60.OO0.000.-USD) represented by THIRTY MILLION (30.000.000.)

shares with a par value of TWO UNITED STATES DOLLARS (2.-USD) each.



      The authorized capital of the corporation is fixed at HUNDRED TEN MILLION

UNITED STATES DOLLARS (110,000,000.-USD) to be divided into FIFTY FIVE MILLION

SHARES (55,000,000) shares with a par value of TWO UNITED STATES DOLLARS

(2.-USD) each.



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A maximum of FOUR MILLION FOUR HUNDRED FOURTY FOUR THOUSAND FOUR HUNDRED FOURTY

FOUR UNITED STATES DOLLARS (4,444,444.-USD) (not counting any additional options granted to Thomas Wynne or Victor Pelson ) are reserved to the holders of options issued under the 1999 Share Option Plan approved by the board of directors on January 15, 1999 and a maximum of EIGHT MILLION UNITED STATES

DOLLARS (8,000,000.-USD) are reserved for the holders of warrants issued as part of an issuance by the corporation of 1) USD Units, each USD Unit consisting of one dollar note due 2009 and one warrant to purchase shares of common stock of the corporation and/or 2) EuroUnits, each Sure Unit consisting of one euro note due 2009 and one warrant to purchase shares of common stock of the corporation,

in each case as determined by the board of directors or its designee(s)



      Subject to what is stated above with respect to the authorized capital reserved to the holders of options and/or warrants, the authorized and subscribed capital of the corporation may be increased or reduced by a decision of the general meeting of shareholders, voting with the same quorum as for an amendment of the articles of incorporation.



      The board of directors is hereby authorized to issue further shares with or without issuance premium so as to bring the total capital of the corporation up to the total authorized capital in whole or in part from time to time as it in its discretion may determine and to accept subscriptions for such shares within a period such as determined by article 32(5) of the Company Act of August

10, 1915, as amended.



      The board of directors is specifically authorized to make such issues without reserving for the then



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existing shareholders a preferential or pre-emptive right to subscribe for the shares to be issued.



      The board of directors may delegate to any duly authorized person, the duty of accepting subscriptions, receiving payment for shares representing part or all of such increased amounts of capital, issuing shares and carrying out all such acts and things as are necessary to document the increase in capital and,

in particular, to amend in the legally required notarial form, the present article to reflect the capital increase.



      Shares may be evidenced at the owners option, in certificates representing single shares or in certificates representing two or more shares.



      Shares may be issued in registered or bearer form, at the shareholder's option, unless transfer restrictions or other restrictions otherwise require.



      The corporation may refuse to approve a transfer of shares if it determines that such transfer would be in violation of an existing restriction on the transfer of shares which has been brought to its attention (it being understood that such a refusal must not result in a situation where a shareholder of the corporation who wishes to sell his shares to a party who has made a bona fide offer to purchase such shares is forced to continue holding such shares for an extended period of time) and shall notify the grounds for its refusal to the shareholder seeking to effect the transfer.



      The board of directors may delegate to any committee formed by the board of directors the responsibility for approving or refusing to approve proposed share transfers as contemplated by the preceding paragraph of this article 5.



      The corporation may, to the extent and under the terms permitted by law,

purchase its own shares.

      Moreover, the board of directors is authorized to issue ordinary or convertible bonds and notes, in registered or bearer form, with any denomination and payable in any currencies. Any issue of convertible bonds and notes may only be made within the limits of the authorized capital.



      The board of directors shall determine the nature, the price, the interest rate, the conditions of issue and reimbursement and any other conditions which may be related to such bond or note issue.



      If the corporation issues bonds or notes in registered form, a ledger of the registered bondholders will be held at the registered office of the corporation, or at such other place as the board of directors shall designate for this purpose.



      Within the limits of the authorized capital set forth above, the board of directors is also authorized to issue warrants giving to each warrant holder a right to subscribe for one or more shares (or for a fraction of a share, it being understood that the corporation shall in no event be obligated to issue any fractional shares), without reserving to the existing shareholders a preferential right to acquire the warrants or to subscribe to shares upon the exercise of the warrants. The board of directors is authorized to determine the conditions under which the warrants will be issued, including without limitation the subscription price to be paid for the shares upon the exercise of the warrants, subject to article 26-5 (1) of the law on commercial companies, as well as the price to be paid in consideration of the warrant, if any. The board of directors may subject the exercise of the warrants to such conditions as it in its discretion may determine, including restrictions, if any, as to the disposal of the shares issued upon the exercise of the warrants.

                             TITLE III.- MANAGEMENT



      ARTICLE 6



      The corporation shall be managed by a board of directors composed of at least three members, either shareholders or not. Each director shall be appointed for a term not exceeding six years, by a general meeting of shareholders. Each director may be reelected and may be removed at any time by a general meeting of shareholders.



      The number of directors and their term of office shall be fixed by a general meeting of shareholders.



      In the event of a vacancy on the board of directors, the remaining directors have the right to appoint a new director to fill the vacancy, which appointment must be ratified by the next general meeting.



      ARTICLE 7



      The board of directors shall elect from among its members a chairman.



      A meeting of the board of directors shall be convened at any time upon call by the chairman or at the request of not less than two directors.



      The board of directors may validly deliberate and act only if the majority of its members are present or represented. A proxy between directors, is permitted provided that a director may represent only one of his colleagues at a given board meeting. A director shall be considered present at a board meeting if he participates in the meeting by conference call. Directors may cast their vote on the points of the agenda by letter, telegram, telex or telefax.

Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the directors' meetings.



      Resolutions shall require a majority vote.



      In case of a tie, the chairman has a casting vote.

      ARTICLE 8



      The board of directors shall have the broadest powers to perform all acts of administration and disposition in compliance with the corporate object stated

in Article 4 hereof.



      All powers not expressly reserved by law or by the present articles of association to a general meeting of shareholders, shall fall within the competence of the board of directors.



      The board of directors may pay interim dividends in compliance with the legal requirements.



      ARTICLE 9



      The corporation shall be bound in all circumstances by the joint signature of two directors or by the sole signature of the managing director, if any, and by the signature of individual(s) who have received a delegation of powers or proxy given by the board of directors pursuant to Article 10 hereof.



      ARTICLE 10



      The board of directors may delegate its powers for the conduct of the daily management of the corporation, to one or more directors, who will be called managing directors.



      The board of directors may also commit the management of all or part of the affairs of the corporation, to one or more managers, and give special powers for determined matters to one or more proxyholders. Such proxyholder or manager shall not be required to be a director or a shareholder.



      Delegation to a member of the board of directors is subject to a prior authorization of the general meeting.



      The board of directors may designate one or more committees.



      Each committee designated by the board of directors shall consist of such number of directors



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as from time to time may by fixed by the board of directors and may include individuals who are not directors. The board of directors may also designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member or members at any meeting of such committee.

Thereafter, members (and alternate members, if any) of each such committee may be designated by the board of directors. Any such committee may be abolished or re-designated from time to time by the board of directors. Each member (and each alternate member) of any such committee shall hold office until his or her successor shall have been designated or until his or her earlier death,

resignation or removal.



      Any committee formed by the board of directors, except as otherwise provided in this article, shall have and may exercise such powers of the board of directors as may be provided by resolution of the board of directors.



      No committee formed by the board of directors shall have the power or authority:



a)    to approve or adopt any action or matter expressly required by the applicable laws of the Grand-Duchy of Luxembourg to be submitted to the stockholders for approval; or



b)    adopt, amend or repeal any provision of the articles of association of the corporation, subject to what is stated under article 5.



      Each such committee may fix its own rules of procedure and may meet at such place (within or outside the Grand-Duchy of Luxembourg), at such time and upon such notice, if any, as it shall determine from time to time. Each such committee may keep minutes of its proceedings and shall report such proceedings to the board of directors at the meeting of the board of directors next following any such proceedings.

Except as may be otherwise provided in the resolution creating such committee,

at all meetings of any committee the presence of members (or alternate members)

constituting a majority of the total membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the committee. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power as such.



      Members of any committee designated by the board of directors may participate in a meeting of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.



      In the event of the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum,

may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.



      Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, the chairman of the board of directors.

Unless otherwise specified therein, such resignation shall take effect upon delivery.



      Any member (and any alternate member) of any committee may be removed from his of her position as a member (or alternate member, as the case may be) of such committee at any time, either for or without cause, by resolution adopted by a majority of the whole board of directors.



      If any vacancy shall occur in any committee, by reason of

disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the board of directors.



      ARTICLE 11



      Any litigation involving the corporation either as plaintiff or as defendant, will be handled in the name of the corporation by the board of directors, represented by its chairman or by a director delegated for such purpose.



                             TITLE IV.- SUPERVISION



      ARTICLE 12



      The corporation shall be supervised by one or more statutory auditors,

appointed by a general meeting of shareholders which shall fix their number,

remuneration, and their term of office, such office not to exceed six years.



      They may be reelected and removed at any time.



                            TITLE V.- GENERAL MEETING



      ARTICLE 13



      The annual general meeting of shareholders will be held in the commune of the registered office at the place specified in the convening notices on the second Tuesday of June at 11.00 a.m. and the first time in the year 2000. If such day is a legal holiday, the annual general meeting will be held on the next following business day.

      The board of directors or the statutory auditor may convene other shareholders' meetings each time the interests of the company so require.



      Shareholders' decisions may also be taken by unanimous written consent,

except where the decision involves an amendment to the articles of incorporation.



      If all the shareholders are present or represented and if they declare that they have had knowledge of the agenda, the general meeting may take place without previous convening notices.



               TITLE VI.- ACCOUNTING YEAR, ALLOCATION 0F PROFITS



      ARTICLE 14



      The accounting year of the corporation shall begin on the lst of January and shall terminate on the 3lst of December of each year, with the exception of the first accounting year, which shall begin on the date of the formation of the corporation and shall terminate on the 3lst of December 1999.



      ARTICLE 15



      After deduction of any and all expenses and amortizations of the corporation, the credit balance represents the net profits of the corporation.

Of such net profit, five percent (5%) shall be appropriated for the compulsory legal reserve. Such appropriation shall cease to be compulsory when the legal reserve amounts to ten percent (10%) of the capital of the corporation, but must be resumed until the reserve is entirely reconstituted if, at any time and for whatever reason, the legal reserve has fallen below the required ten percent of the capital of the corporation (10%).



      The balance of the net profit is at the disposal of the general meeting.

                      TITLE VII.- DISSOLUTION, LIQUIDATION



      ARTICLE 16



      The corporation may be dissolved by a resolution of the general meeting of shareholders. The liquidation will be carried out by one or more liquidators,

appointed by the general meeting of shareholders which will specify their powers and fix their remuneration.



                         TITLE VIII.- GENERAL PROVISIONS



      ARTICLE 17



      All matters not governed by these articles of association are to be construed in accordance with the law of August lOth 1915 on commercial companies and the amendments thereto.



               SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:



        TITRE IER: DENOMINATION, SIEGE SOCIAL, OBJET, DUREE



      ARTICLE 1ER



      Il est forme une societe anonyme sous la denomination de CARRIER 1

INTERNATIONAL S.A.



      ARTICLE 2



      Le siege de la societe est etabli a Strassen.



      Il pourra etre transfere dans tout autre lieu de la commune par simple decision du conseil d'administration.



      Au cas ou des evenements extraordinaires d'ordre politique ou economique,

de nature a compromettre l'activite normale au siege social ou la communication aisee de ce siege avec l'etranger se produiront ou seront imminents, le siege social pourra etre declare transfere provisoirement a l'etranger, jusqu'a cessation complete de ces circonstances anormales. Une telle decision n'aura

d'effet sur la nationalite de la societe. La declaration de transfert du siege sera faite et portee a la connaissance des tiers par l'organe de la societe qui se trouvera le mieux place a cet effet dans les circonstances donnees.



      ARTICLE 3



      La societe est constituee pour une duree illimitee.



      ARTICLE 4



      La societe peut entreprendre toutes operations permises par les lois luxembourgeoises relatives au societes commerciales et en particulier, elle peut effectuer toutes transactions ayant un rapport direct ou indirect avec la prise de participations dans toute entreprise, sous quelque forme que ce soit,

exercant des activites on relation avec le domaine des telecommunications et

l'administration, la gestion, le controle, et le developpement de ces prises de participations.



      Elle pourra notamment employer ses fonds a la creation, a la creation, a la mise en valeur et a la liquidation d'un portefeuille se composant de tous titres et brevets de toute origine, participer a la creation, au developpement et au controle de toute entreprise, acquerir par voie d'apport, de souscription,

de prise ferme ou d'option d'achat et de toute autre maniere, tous titres et brevets, les realiser par voie de vente, de cession, d'echange ou autrement,

faire mettre en valeur ces affaires et brevets et accorder aux societes auxquelles elle s'interesse tous concours, prets, avances ou garanties.



      La societe pourra egalement entreprendre toutes operations commerciales,

industrielles ou financieres, toutes transactions en rapport avec la propriete immobiliere ou mobiliere, qu'elle estimerait utile a la realisation de son objet. Ceci comprendra sans limitation la possibilite d'emettre des warrants,

des obligations et d'autres instruments financiers et emprunter des fonds a des institutions financieres et a d'autres tierces parties.



                           TITRE II: CAPITAL, ACTIONS



      ARTICLE 5



      Le capital social est fixe a SOIXANTE MILLIONS DE DOLLARS DES ETATS-UNIS

(60.000.000.-USD) represente par TRENTE MILLIONS (30.000.000) d'actions d'une valeur nominale de DEUX DOLLARS DES ETATS-UNIS (2.-USD) chacune.



      Le capital autorise de la societe est fixe a CENT- DIX MILLIONS DOLLARS

DES ETATS UNIS (110,000,000,-USD) a diviser en CINQUANTE-CINQ MILLIONS

(55.000.000.) d'actions ayant une valeur nominale de DEUX DOLLARS DES ETATS UNIS

(2.-USD) chacune. Un maximum de QUATRE MILLIONS QUATRE-CENT QUARANTE-QUATRE

MILLE ET QUATRE-CENT QUARANTE-QUATRE DOLLARS DES ETATS UNIS (4,444,444,.-USD)

(sans compter d'autres options additionnelles offertes a Thomas Wynne ou Victor

Pelson) sont reserves aux detenteurs d'options emises sous le Share Option Plan de 1999, approuve par le conseil d'administration a la date du 15 janvier 1999 et un maximum de HUIT MILLIONS DE DOLLARS DES ETATS UNIS (8,000,000,-USD) sont reserves aux detenteurs de warrants emis comme partie d'une emission de la societe de 1) USD Units, chaque USD Unit consistant en une note de un dollar venant a echeance en 2009 et un warrant pour acquerir des actions ordinaires de la societe et/ou 2) des Euro Units, chaque Euro Unit consistant en une note de un euro venant a echeance en 2009 et un warrant pour acquerir des actions ordinaires de la societe, dans chaque cas comme il sera determine par le conseil

d'administration ou son (ses) delegue(s)



      Sous reserve de ce qui a ete dit plus haut, concernant le capital social autorise reserve aux detenteurs d'options et/ou de warrants, le capital social autorise et souscrit de la societe peut etre augmente ou reduit par une decision de l'assemblee generale d'actionnaires,

deliberant aux conditions de quorum requis pour une modification du capital social.



      Le conseil d'administration est par la presente autorise d'emettre des actions supplementaires avec ou sans prime d'emission en vue de porter le capital total de la societe au total du capital autorise en une fois ou en plusieurs fois, tel qu'il le decide librement et d'accepter des souscriptions pour ces actions endeans une periode determinee conformement aux termes de

l'article 32(5) de la loi sur les societes commerciales du 10 aout 1915, telle que modifiee.



      Le conseil d'administration est autorise plus particulierement a proceder a des emissions sans devoir reserver pour les actionnaires existants un droit preferentiel ou un droit de preemption de souscrire les actions qui vont etre emises.



      Le conseil d'administration pourra deleguer a une quelconque personne valablement autorisee, le pouvoir d'accepter les souscriptions, de recevoir les paiements pour les actions representant une partie ou le tout d'une telle augmentation de capital, d'emettre des actions et de proceder a tous actes et actions necessaires pour documenter l'augmentation de capital et, en particulier, de modifier le present article pour refleter l'augmentation de capital, sous la forme notariee telle que requise par la loi.



      Les actions seront, a l'option du detenteur, exprimes en certificats representant une seule action ou en des certificats representant deux ou plusieurs actions.



      Les actions seront emises, a l'option de l'actionnaire, comme actions nominatives ou au porteur, sauf au cas ou des restrictions au transfert ou d'autres restrictions requierent le contraire.



      La societe pourra refuser d'approuver un transfert d'actions si elle estime qu'un tel transfert est en violation d'une restriction existante sur le transfert d'actions qui a ete portee a sa connaissance (etant entendu que ce refus no doit pas resulter en une situation ou un actionnaire de la societe, qui veut vendre ses actions a une partie qui a fait une offre de benne foi

d'acquerir ces actions, est force de garder ces actions pour une periode prolongee) et elle notifiera les raisons de son refus a l'actionnaire qui veut proceder au transfert.



      Le conseil d'administration pourra deleguer a tout comite etabli par le conseil d'administration la responsabilite d'approuver ou de refuser les transferts d'actions envisages conformement aux termes du paragraphe precedent de cet article 5.



      La societe pourra, dans la mesure de ce qui est permis par la loi,

acquerir ses propres actions.



      De plus, le conseil d'administration est autorise d'emettre des obligations ou notes ordinaires ou convertibles, nominatifs ou au porteur, avec une denomination quelconque et payable en n'importe quelle devise. Toute emission d'obligations et de notes convertibles pourra seulement etre effectuee dans les limites du capital autorise.



      Le conseil d'administration determinera la nature, le prix, le taux

d'interet, les conditions d'emission et le remboursement et toutes autres conditions qui pourront le cas echeant etre en relation avec une telle emission

d'obligations ou de notes.



      Si la societe emet des obligations ou des notes au porteur, un registre des detenteurs d'obligations nominatives sera tenu au siege social de la societe, ou a toute autre endroit que le conseil d'administration determinera a cet effet.



      Dans le cadre des limites du capital autorise, le conseil d'administration est egalement autorise a emettre des warrants donnant a chaque porteur le droit de souscrire une ou plusieurs actions ( ou fraction d'action, en etant sous-entendu que la societe no sera aucunement obligee d'emettre des fractions

d'action), sans reserver aux actionnaires existants un droit preferentiel

d'acquerir des warrants ou de souscrire des actions suite a l'exercice des warrants.



      Le conseil d'administration est autorise a determiner les conditions sous lesquelles les warrants seront emis, y inclus sans limitation le prix de souscription a payer pour les actions suite a l'exercice des warrants, sans prejudice de l'article 26-5 (1) de la Loi sur les Societes Commerciales, ainsi que le prix a payer en consideration du warrant, si applicable. Le conseil

d'administration peut soumettre l'exercice des warrants aux conditions qu'il determine librement, y inclus des restrictions, si applicable, concernant la disposition des actions emises suivant l'exercice des warrants.



                            TITRE III: ADMINISTRATION



      ARTICLE 6



      La societe est administree par un conseil compose de trois membres au moins, associes ou non, nommes chacun pour un terme qui no peut exceder six annees, par l'assemblee generale des actionnaires. Chaque administrateur peut etre reelu et revoque a tout moment par l'assemblee generale.



      Le nombre des administrateurs et la duree de leur mandat sent fixes par

l'assemblee generale de la societe.



      En cas de vacance au sein du conseil d'administration, les administrateurs restants ont
le droit de nommer un nouvel administrateur, laquelle nomination devra etre ratifiee a la prochaine assemblee.



      ARTICLE 7



      Le conseil d'administration choisit parmi ses membres un president.



      Le conseil d'administration se reunit a tout moment, sur la convocation du president ou sur la demande de deux administrateurs.



      Le conseil d'administration no peut valablement deliberer et statuer que si la majorite de ses membres est presente ou representee. Une procuration entre administrateurs est permise etant entendu qu'un administrateur no peut representer qu'un de ses collegues lors d'une reunion du conseil

d'administration.



      Un administrateur sera considere comme etant present a une reunion du conseil s'il y participe par conference telephonique. Les administrateurs peuvent emettre leurs votes sur les points a l'ordre du jour par lettre,

telegramme, telex ou fax.



      Les resolutions par ecrit approuvees et signees par tous les administrateurs auront le meme effet que les resolutions adoptees a une reunion du conseil d'administration.



      Les resolutions sont prises a la majorite des voix.



      En cas de partage, le president a une voix preponderante.



      ARTICLE 8



      Le conseil d'administration est investi des pouvoirs les plus etendus pour effectuer tous actes d'administration et de disposition qui rentrent dans

l'objet social conformement a l'article 4 cidessus.

      Il a dans sa competence tous les actes qui ne sont pas reserves expressement par la loi et les statuts a l'assemblee generale.



      Le conseil d'administration est autorise a verser des acomptes sur dividendes, aux conditions prevues par la loi.



      ARTICLE 9



      La societe est engagee en toutes circonstances par les signatures conjointes de deux administrateurs, ou par la signature d'un administrateur-delegue, s'il en est, et par la signature individuelle de la

(des) personne (s) qui aura (auront) recu une delegation de pouvoirs ou un mandat confere par le conseil d'administration en vertu de l'article 10 des statuts.



      ARTICLE 10



      Le conseil d'administration peut deleguer la gestion journaliere de la societe a un ou plusieurs administrateurs qui prendront la denomination

d'administrateurs-delegues.



      Le conseil d'administration peut aussi confier la direction de l'ensemble ou de telle partie ou branche speciale des affaires sociales a un ou plusieurs directeurs, et donner des pouvoirs speciaux pour des affaires determinees a un ou plusieurs fondes de pouvoirs. Le fonde de pouvoir ou le directeur no doit pas etre necessairement un administrateur ou un actionnaire.



      La delegation a un membre du conseil d'administration est subordonnee a

l'autorisation prealable de l'assemblee generale.



      Le conseil d'administration peut designer un ou plusieurs comites.



      Chaque comite designe par le conseil d'administration comprendra autant

d'administrateurs que le conseil d'administration nommera, y compris des personnes qui ne sont pas des administrateurs. Le conseil d'administration peut egalement designer un ou plusieurs administrateurs remplacants du comite,

dont la fonction sera de remplacer des membres absents ou disqualifies ou des membres a toute reunion du comite. Par la suite, les membres (et les membres remplacants, le cas echeant) de chaque comite peuvent etre designes par le conseil d'administration. Chaque comite peut etre aboli ou re-designe de temps en temps par le conseil d'administration. Chaque membre (et chaque membre remplacant) de chaque comite sera en charge jusqu'a ce que son successeur ait ete designe ou jusqu'a sa mort, sa resignation ou sa revocation, si tel evenement se produisait a une date plus rapprochee.



      Chaque comite forme par le conseil d'administration, sauf indication contraire dans le present article, aura et exercera les pouvoirs du conseil

d'administration tel que prevu par les resolutions du conseil d'administration.



      Aucun comite forme par le conseil d'administration aura le pouvoir ou

l'autorite



a) d'approuver ou d'adopter une action ou affaire dont les lois applicables du

Grand-Duche de Luxembourg requierent expressement l'approbation des actionnaires



b) d'adopter, de modifier ou d'abolir une disposition des statuts de la societe,

sans prejudice des disposition de l'article 5



      Chaque comite peut fixer ses propres regles et pourra se reunir a telle place ( au Grand-Duche de Luxembourg ou a l'etranger) , a telle heure et, le cas echeant, selon telle convocation qu'il pourra de temps en temps determiner.

Chaque comite pourra tenir des proces-verbaux des ses reunions et fera le rapport des ses reunions au conseil d'administration lors de la reunion du conseil d'administration suivante.

      Sauf indication contraire dans les resolutions creant le comite, a chaque reunion de chaque comite, la presence des membres (ou des membres remplacants)

constituant la majorite du total des membres de ce comite sera constitutif d'un quorum. Les actes de la majorite des membres presents a chaque reunion lors de laquelle un quorum est present seront consideres comme etant ceux du comite.

Toute action qui pourrait etre prise lors d'une reunion d'un comite pourra etre prise sans reunion, si tous les membres du comite consentissent a l'action prise par ecrit et l'ecrit ou les ecrits sent deposes avec les proces-verbaux des ses reunions du comite. Les membres de chaque comite agiront uniquement en tant que comite et les membres individuels d'un comite n' ont pas de pouvoir propre.



      Les membres de tout comite designes par le conseil d'administration pourront participer dans une reunion de ce comite par conference call ou voie de communication similaire permettant a tous les personnes participant dans la reunion de s'entendre, et la participation dans une reunion suivant cette disposition constituera une presence en personne dans cette reunion.



      En cas d'absence ou de disqualification de tout membre de tout comite, le membre ou les membres presents a la reunion et non disqualifies de voter,

independamment du fait si il, elle ou eux constituent un quorum, pourra/ont a

l'unanimite designer un autre membre du conseil d'administration en vue d'agir lors de la reunion en lieu et place de la personne absente ou disqualifiee.



      Chaque membre (et chaque membre remplacent) de tout comite pourra demissionner a tout moment en remettant une note ecrite de demission, signee par le membre en question, au president du conseil d'administration. Sauf indication contraire, la demission prendra effet apres la remise de la note. Chaque membre (et chaque membre remplacant) de tout comite pourra etre revoque de sa position en tant que membre (ou membre remplacant, le cas echeant) de tel comite a tout moment, avec ou sans cause, par le biais d'une resolution prise a la majorite de l'entier conseil d'administration.



      En cas de poste vacant au sein d'un comite, en raison d'une disqualification, d'un deces, d'une demission, d'une revocation ou en raison de toute autre cause, les membres restants (et tous les membres remplacants)

continueront d'agir, et chaque poste vacant pourra etre occupe par le conseil

d'administration.



      ARTICLE 11



      Les actions judiciaires concernant la societe, tant en demandant qu'en defendant, sont suivies au nom de la societe par le conseil d'administration,

representee par son president ou un administrateur delegue a ces fins.



                             TITRE IV: SURVEILLANCE



      ARTICLE 12



      La societe est surveillee par un ou plusieurs commissaires nommes par

l'assemblee generale, qui fixe leur nombre et leur remuneration, ainsi que la duree de leur mandat, qui no peut exceder six annees.



      Ils peuvent etre reelus ou revoques a tout moment.



                           TITRE V: ASSEMBLEE GENERALE



      ARTICLE 13



      L'assemblee generale annuelle se reunit dans la commune du siege social, a

l'endroit indique dans les convocations, le second mardi du mois de juin a 11.00 heures et pour la premiere fois en 2000. Si ce jour est un jour ferie legal,

l'assemblee generale a lieu le premier jour ouvrable suivant.

      Le conseil d'administration ou le commissaire aux comptes peut convoquer

d'autres assemblees generales chaque fois que l'interet de de la societe le requiere.



      Les decisions d'actionnaires peuvent egalement etre prises par un consentement ecrit et unanime, excepte lorsque de telles decisions impliquent une modification des statuts.



      Chaque action donne droit a une voix.



      Si tous les actionnaires sont presents ou representes et s'ils declarent qu'ils ont eu connaissance de l'ordre du jour, l'assemblee generale peut avoir lieu sans convocation prealable.



               TITRE VI: ANNEE SOCIALE, REPARTITION DES BENEFICES



      ARTICLE 14



      L'annee sociale commence le 1er janvier et finit le 31 decembre de chaque annee.



      Exceptionnellement, le premier exercice social comprendra tout le temps a courir de la constitution de la societe jusqu'au 31 decembre 1999.



      ARTICLE 15



      L'excedent favorable du bilan, defalcation faite des charges sociales et des amortissements, forme le benefice net de la societe. Sur ce benefice, il est preleve cinq pour cent (5%) pour la formation du fonds de reserve legale obligatoire; ce prelevement cesse d'etre obligatoire lorsque la reserve aura atteint le dixieme du capital social, mais devrait toutefois etre repris jusqu'a entiere reconstitution, si a un moment donne et pour quelque cause que ce soit,

le fonds de reserve devient inferieur a dix pour cent (10%) du capital de la societe.



      Le solde est a la disposition de l'assemblee generale.

                       TITRE VII: DISSOLUTION, LIQUIDATION



      ARTICLE 16



      La societe peut etre dissoute par decision de l'assemblee generale. Lors de la dissolution de la societe, la liquidation s'effectuera par les soins d'un ou de plusieurs liquidateurs, nommes par l'assemblee generale qui determine leurs pouvoirs et leurs emoluments.



                       TITRE VIII: DISPOSITIONS GENERALES



      ARTICLE 17



      Pour tous les points non specifies dans les presents statuts, les parties se referent et se soumettent aux dispositions de la loi luxembourgeoise du 10 aout 1915 sur les societes commerciales et de ses lois modificatives.



      POUR COPIE CONFORME DES STATUTS COORDONNES Hesperange, le 24 fevrier 1999.



                                     [SEAL]